Exhibit 99.1
MERCANTILE BANCORP CLOSES SALE OF POSITION
IN NEW FRONTIER BANCSHARES, INC.
Quincy IL, September 27, 2007 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today it has completed the sale of its 36.4% equity position in New Frontier Bancshares, Inc. of St. Charles, Missouri, for approximately $6.8 million. New Frontier repurchased 32,647 shares of its common stock, valued at $208 per share, and paid Mercantile in cash.
Mercantile management said incremental investments in New Frontier since 2000 totaled approximately $4.7 million, net of amortization of core deposit intangibles, at an average cost per share of about $144 per share. The Company has recorded a gain on the sale of approximately $2.1 million in third quarter 2007, which equates to an annualized return on investment of about 7.6 percent.
“Our primary reason for selling our investment in New Frontier at this time is that the bank competes with a branch of HNB Bank, which we recently acquired,” said Ted T. Awerkamp, President and CEO. “Our board of directors felt it was inappropriate to maintain a minority interest in an institution that competes with a bank we wholly own. In addition, our analysis indicated New Frontier’s growth potential was no longer consistent with our long-term objectives, and when an opportunity presented itself to sell our interest and realize a satisfactory gain it was time to move on to other opportunities.” He noted that the proceeds from the sale would be used for general corporate purposes, including financing the Company’s investment in startup banks.
In May of this year, Mercantile had entered into an agreement with privately owned T&C Bancorp, Inc. to purchase Mercantile’s shares in New Frontier. However the sale was subject to Mercantile’s compliance with a shareholders agreement among the shareholders of New Frontier, under which New Frontier and its shareholders had the opportunity to match the terms offered by T & C Bancorp, Inc. New Frontier exercised its rights under the agreement, which resulted in today’s closing.
“Our investment in New Frontier is one of several we have made in de novo banks over the past several years,” Awerkamp stated. “Several investments have yielded excellent returns. When it’s appropriate, we apply at least some of the gains from these investments to other investments. Mercantile’s relationship as an investor with these startup banks also gives the company an opportunity to assist with attractive loans that exceed their individual lending limits.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, three banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority

Exhibit 99.1
investments in community banks in Georgia, Florida, North Carolina, Colorado, California and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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